Exhibit 99.1

News Release
Republic First Bancorp, Inc.
March 15, 2010

REPUBLIC FIRST BANCORP, INC. ANNOUNCES TERMINATION OF MERGER AGREEMENT

Philadelphia, PA, March 15, 2010 (PR Newswire) – Metro Bancorp, Inc. and Republic First Bancorp, Inc. (NASDAQ: FRBK), the holding company for Republic First Bank, today announced that their boards of directors had voted to terminate their merger agreement, dated November 7, 2008, because of uncertainties over regulatory approval of the applications for the merger.

Harry D. Madonna, Chairman and CEO of Republic First Bancorp, Inc. said, “Although disappointed with the inability to complete the merger, we have built a strong management team, capital base, and liquidity to deal with the economic downturn.  We will now devote our efforts to developing our franchise in Metro Philadelphia with an initial concentration on Southern New Jersey.”

About Republic First Bank

Republic First Bank is a full-service, state-chartered commercial bank, whose deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its twelve offices located in Abington, Ardmore, Bala Cynwyd, Plymouth Meeting, Media and Philadelphia, Pennsylvania and Voorhees, New Jersey.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in this release and in the Company's filings with the Securities and Exchange Commission.  These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company's control. These factors include risks of lending activities, changes in general economic conditions, price pressures on loan and deposit products, and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, and similar expressions are intended to identify forward-looking statements.  All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

Source:
Republic First Bancorp, Inc.

Contact:
Frank A. Cavallaro, CFO
(215) 735-4422